Exhibit 99.7

北京大成（广州）律师事务所 广州市珠江新城珠江东路6号 周大福金融中心14层、15层（07-12）单元 邮编：510623	14/F, 15/F (Unit 07-12), CTF Finance Centre, No.6, Zhujiang East Road, Zhujiang New Town Guangzhou 510623 China

dentons.cn

December 1, 2022

Chanson International Holding (the “Company”)

No. 26 Culture Road, Tianshan District

Urumqi, Xinjiang, People’s Republic of China

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”) and are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof. For this opinion (this “Opinion”) only, the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

We act as the PRC counsel to the Company, a company incorporated under the laws of the Cayman Islands solely in connection with (i) the proposed initial public offering (the “Offering”) of Class A ordinary shares of the Company, par value $0.001 per share (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) concerning the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market.

A. Documents and Assumptions

In rendering this Opinion, we have examined originals or copies of the due diligence documents and other materials provided to us by the Company and the PRC Subsidiary and other UFG Entities (as defined below), and such other documents, corporate records and certificates issued by the relevant Governmental Agencies (as defined below) in the PRC (collectively, the “Documents”).

In reviewing the Documents and for this Opinion, we have assumed without independent investigation that (the “Assumptions”):

(i) all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii) each of the parties to the Documents, other than the PRC Subsidiary and other UFG Entities, is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party by the laws of its jurisdiction of organization;

(iii) unless otherwise indicated in the Documents, the Documents presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for this Opinion;

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(iv) the laws of jurisdictions other than the PRC which may apply to the execution, delivery, performance or enforcement of the Documents are complied with;

(v) all requested Documents have been provided to us and all factual statements made to us by the Company, the PRC Subsidiary and other UFG Entities in connection with this Opinion are true, correct and complete; and

(vi) each of the Documents governed by laws other than the PRC Laws is legal, valid, binding and enforceable per their respective governing laws in all material respects.

B. Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows.

“Chanson International” Or “the Company”	means Chanson International Holding, an exempted company with limited liability incorporated under the laws of the Cayman Islands and formerly known as RON Holding Limited.

“Deen Global”	means Deen Global Limited, Chanson International’s wholly owned subsidiary and a British Virgin Islands company.

“Jenyd”	means Jenyd Holdings Limited, Deen Global’s wholly owned subsidiary and a Hong Kong company with limited liability.

“the PRC Subsidiary” or “Xinjiang United Family”	means Xinjiang United Family Trading Co., Ltd., a limited liability company organized under the PRC laws, and a direct wholly-owned PRC subsidiary of Jenyd.

“BVI”	means the British Virgin Islands.

“VIE”	means variable interest entity.

“United Family Group” or “UFG”	means 28 individually-owned businesses comprising the VIEs known as the “United Family Group” or “UFG” in the PRC as listed on Appendix A hereto, each a “UFG Entity” and, collectively, the “UFG Entities”.

“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.

“Governmental Authorization”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

“M&A Rules”	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, Ministry of Commerce of the PRC, State-owned Assets Supervision and Administration Commission, State Taxation Administration, State Administration for Industry and Commerce, China Securities Regulatory Commission, and State Administration for Foreign Exchange, on August 8, 2006, and became effective on September 8, 2006, as amended by Ministry of Commerce of the PRC on June 22, 2009.

“the PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and supreme court judicial interpretations in the PRC currently in effect and publicly available on the date of this Opinion.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Lee International > Kensington Swan > Bingham Greenebaum > Cohen & Grigsby > Sayarh & Menjra > Larraín Rencoret > Hamilton Harrison & Mathews > Mardemootoo Balgobin > HPRP > Zain & Co. > Delany Law > Dinner Martin > For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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C. Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(1)	Corporate Structure. Xinjiang United Family as the PRC Subsidiary has been duly organized and is validly existing as a limited liability company with full legal person status, and has received all relevant approvals for its establishment to the extent such approvals are required under applicable PRC Laws. Xinjiang United Family has the capacity and authority to own assets, conduct businesses, and sue and be sued in its own name under the PRC laws. The articles of association, business license and other constitutional documents (if any) comply with the requirements under applicable PRC Laws in all material respects. All the documents (if any) have been approved by relevant competent Governmental Agencies to the extent such approval is required, and are in full force and effect. To the best of our knowledge after due inquiry, Xinjiang United Family has not taken any corporate action or had any legal proceedings commenced against it for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, a team of receivers or similar officers in respect of its assets or for any adverse suspension, withdrawal, revocation or cancellation of any of its Governmental Authorizations.

Based on our understanding of the current PRC Laws, (a) the ownership structure of the PRC Subsidiary and the VIE arrangements between the PRC Subsidiary and the UFG Entities to control and operate their business, both currently and immediately after giving effect to this Offering, will not result in any violation of the PRC laws or regulations currently in effect; (b) Deen Global is a direct wholly-owned subsidiary of the Company incorporated in the BVI, Jenyd is a direct wholly-owned subsidiary of Deen Global and an indirect wholly owned subsidiary of the Company. In September 2020, Jenyd acquired 100% of the equity interests of Xinjiang United Family. Xinjiang United Family conducts its business through an association with 28 individually-owned businesses comprising the VIEs known as the “United Family Group” or “UFG”, among which 27 of the UFG Entities are owned independently by the Chairman, Mr. Gang Li, and one of the UFG Entities is owned independently by Ms. Hui Wang, the Marketing Director of Xinjiang United Family. According to the “Special Administrative Measures for Access of Foreign Investment (Negative List) (2021 Version)”, the Company’s business operation is not subject to regulatory restrictions on foreign-invested enterprises.

Each UFG Entity has been duly organized and is validly existing as an individually-owned business, and has received all relevant approvals for its establishment to the extent such approvals are required under applicable PRC Laws. Each UFG Entity has the capacity and authority to own assets, conduct businesses, and sue and be sued in its own name (if the UFG Entity has its own registered store name) or in the name of the operator who is registered on the business license (if the UFG Entity has no registered store name) under the PRC laws. Except for one food business permit under application and two under extension（Expiry date: August 8, 2022 and July 27, 2022）, the food business permit, the business license and other constitutional documents (if any) of each UFG Entity comply with the requirements under applicable PRC Laws in all material respects and have been approved by relevant competent Governmental Agencies to the extent such approval is required, and are in full force and effect.

However, since the licensing requirements in the food production and food business industry, particularly in China, are constantly evolving and subject to the interpretation of the competent authorities, the Company may be subject to more stringent regulatory requirements due to changes in the political or economic policies in the relevant jurisdictions or the changes in the interpretation of the scope of food production and food business. We cannot assure that the Company will be able to satisfy such regulatory requirements and the Company may be unable to retain, obtain or renew relevant licenses, permits or approvals in the future.

Lee International > Kensington Swan > Bingham Greenebaum > Cohen & Grigsby > Sayarh & Menjra > Larraín Rencoret > Hamilton Harrison & Mathews > Mardemootoo Balgobin > HPRP > Zain & Co. > Delany Law > Dinner Martin > For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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(2)	M&A Rules. According to the Guidance Manual for Foreign Investment Access Management (2008 Edition), the established foreign-invested enterprises that transfer equity to foreign parties do not refer to M&A Rules, regardless of whether there is a relationship between the Chinese and foreign parties, or whether the foreign party is an original shareholder or a new investor. Since the PRC Subsidiary was already a foreign-invested enterprise given that the time its equity was totally acquired by Jenyd, we are of the opinion that the Company is not required to obtain the approval under M&A Rules for the Offering, the listing and trading of the Ordinary Shares on the Nasdaq Capital Market.

(3)	Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. The PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of the PRC Laws or sovereignty, national security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(4)	Taxation. The statements made in the Registration Statement under the caption “Taxation”, with respect to the PRC tax laws and regulations, constitute our opinions on such matters described therein in all material aspects.

(5)	Social Insurance and Housing Fund. With respect to social insurance, as the PRC Subsidiary and the UFG Entities have not made adequate social insurance for all its employees, the PRC Subsidiary and the UFG Entities, according to the PRC Social Insurance Law, may be required to make up the social insurance contributions as well as to pay late fees at the rate of 0.05% per day of the outstanding amount from the due date by relevant administrative authorities, and be imposed a fine of one to three times the outstanding amount if the PRC Subsidiary fails to make up for the shortfalls within the prescribed time limit by relevant administrative authorities. As the PRC Subsidiary and the UFG Entities have neither made adequate housing fund contributions for all its employees, the PRC Subsidiary and the UFG Entities, according to the Administrative Regulations on the Housing Funds, may be required to make up housing fund contributions within the prescribed time limit or otherwise be applied by relevant administrative authorities for housing fund contributions enforcement by the PRC courts.

(6)	Statements in the Prospectus. All statements set forth in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Dividend Policy”, “Business”, and “Regulations”, and “Material Income Tax Consideration” in each case insofar as such statements describe or summarize the PRC legal or regulatory matters, constitute our opinions on such matters in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material aspects.

D. Qualifications

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(1)	Our opinions are limited to the PRC laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

Lee International > Kensington Swan > Bingham Greenebaum > Cohen & Grigsby > Sayarh & Menjra > Larraín Rencoret > Hamilton Harrison & Mathews > Mardemootoo Balgobin > HPRP > Zain & Co. > Delany Law > Dinner Martin > For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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(2)	The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended, or revoked in the future with or without retrospective effect.

(3)	Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(4)	This Opinion is issued on the basis of our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent legislative, administrative and judicial authorities in the PRC, and there can be no assurance that the Governmental Agencies will ultimately take a view that is not contrary to our opinion stated above.

(5)	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Subsidiary and other UFG Entities and the PRC government officials.

(6)	This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no one part should be extracted and referred to independently.

This Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

[SIGNATURE PAGE FOLLOWS]

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Yours faithfully,

/s/ Dentons Law Offices, LLP (Guangzhou)
Dentons Law Offices, LLP (Guangzhou)

Lee International > Kensington Swan > Bingham Greenebaum > Cohen & Grigsby > Sayarh & Menjra > Larraín Rencoret > Hamilton Harrison & Mathews > Mardemootoo Balgobin > HPRP > Zain & Co. > Delany Law > Dinner Martin > For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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Appendix A

List of the UFG Entities

The following is a complete list of the UFG Entities as of the date of this Opinion, together with their recognized commercial name and relationship to Xinjiang United Family.

	Legal Name of Entity	Commercial Name	Nature of Entity
1	Urumqi Midong District George Chanson Bakery	Midong	Part of UFG – owned 100% by Mr. Gang Li and operated under VIE agreements among Mr. Gang Li, this entity, and Xinjiang United Family

2	Shayibake District Yining Rd. George Chanson Bakery	Dehui Wanda	Same as above

3	Changji George Chanson Youhao Supermarket Bakery	Changji Youhao	Same as above

4	Changji George Chanson Bakery	Changji Huijia	Same as above

5	Tianshan District Xinhua North Rd. George Chanson Bakery	Hongshan	Same as above

6	Tianshan District Xinmin Rd. George Chanson Bakery	Beimen	Same as above

7	Tianshan District Minzhu Rd. George Chanson Bakery	Minzhu	Same as above

8	Tianshan District Jianquan No.3 Rd. George Chanson Bakery	Riyue Xingguang	Same as above

9	Tianshan District Jiefang North Rd. George Chanson Bakery	Wanyancheng	Same as above

10	Urumqi Economics and Technology Development District George Chanson Bakery on Kashi West Rd.	Huarun Wanjia	Same as above

11	Xinshi District Liyushan South Rd. George Chanson Bakery	Medical College	Same as above

12	Xinshi District Changchun South Rd. George Chanson Bakery	Changchun	Same as above

13	Xinshi District Beijing Middle Rd. United Family Chanson Bakery	Huijia Third Floor	Same as above

14	Xinshi District Suzhou East Rd. Chanson Bakery	Baishang	Same as above

15	Xinshi District Suzhou Rd. Xiaoxigou Chanson Bakery	Xiaoxigou	Same as above

16	Xinshi District South No.3 Rd. Chanson Bakery	Railway Bureau	Same as above

17	Urumqi Economics and Technology Development District George Chanson Bakery on Xuanwuhu Rd.	Economics Development Wanda	Same as above

18	Shayibake District Youhao South Rd. Chanson Bakery	Hongshan Lifestyle Store	Same as above

19	Shuimogou District South Nanhu Rd. George Chanson Bakery	Nanhu	Same as above

20	Xinshi District Hebei East Rd. George Chanson Bakery	Hebei Road Huarun	Same as above

21	Urumqi Toutunhe District George Chanson Bakery on Zhongya South Rd.	Degang Wanda	Same as above

22	Shayibake District Karamay West Rd. Chanson Bakery	Xinbei Yuanchun	Same as above

23	Shayibake District Qitai Rd. Hemeijia Chanson Bakery	Dehui Wangda Fourth Floor	Same as above

24	Tianshan District Qingnian Rd. Chanson Bakery	Qingnian Road Haojiaxiang	Same as above

25	Xinshi District Liyushan North Rd. Hemeijia Bakery	Vanke Jincheng Huafu	Same as above

26	Xinshi District Changchun North Rd. Chanson Bakery	Gaoxin Wanda	Same as above

27	Tianshan District Guangming Rd. Chanson Coffee Bakery	Shidai Guangchang	Same as abov

28	Shihezi Hemeijia Bakery No.1	Shihezi	Part of UFG – owned 100% by Ms. Hui Wang and operated under agreements among Ms. Hui Wang, this entity, and Xinjiang United Family

Lee International > Kensington Swan > Bingham Greenebaum > Cohen & Grigsby > Sayarh & Menjra > Larraín Rencoret > Hamilton Harrison & Mathews > Mardemootoo Balgobin > HPRP > Zain & Co. > Delany Law > Dinner Martin > For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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